Exhibit 4.21

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Contract Manufacturing Agreement

DOUGLAS MANUFACTURING LIMITED

SOL-GEL TECHNOLOGIES LIMITED

GALDERMA SA

May 28, 2021

AGREEMENT DETAILS
Parties	DOUGLAS MANUFACTURING LIMITED (“Douglas”) SOL-GEL TECHNOLOGIES LIMITED (“Sol-Gel”) GALDERMA SA (“Galderma”)
Douglas contact details	Address	Corner of Central Park Drive and Te Pai Place, Lincoln, Auckland 0610, New Zealand
	Email address	[***]
	Contact number	+64 9 822 5510
	Contact person	Tony Clark, General Manager DML
Sol-Gel contact details	Address	Golda Meir 7, Ness Ziona, Israel
	Email address	[***]
	Contact number	[***]
	Contact person	[***] CFO
Galderma contact details	Address	Rue d'Entre-deux-Villes 10, 1814 La Tour-de-Peilz, Switzerland
	Email address	[***]
	Contact number	[***]
	Contact person	[***] VP Operations
Commencement Date	The date of the last signature of this agreement.
Customer
Galderma, or following any termination of this Agreement by Galderma pursuant to clause 16 (Termination), Sol-Gel or its designated Affiliate or licensee, in accordance with clause 16.5  (Effect of Termination as to Galderma).

Products, Lead Time and Additional Services	As set out in Schedule 1.
Components
All Materials (as set out in Schedule 3), ingredients, consumables, Secondary Packaging, and other components and materials that are incorporated into or used to produce Product.  The term Components includes Critical Components and Exclusive Components.

Territory	The United States of America, including its districts, territories, possessions and protectorates, such as Puerto Rico.
Manner of Delivery	Either [***] or [***] approved for the Product.
Initial Term
The initial term of this Agreement shall commence on the Commencement Date and shall continue until the third (3rd) anniversary of the First Commercial Sale (unless sooner terminated under clause 16 (Termination)).

Renewal Term (if any)
At Sol-Gel’s and the Customer’s option, Sol-Gel and the Customer may renew this Agreement for an additional period following the Initial Term so that the entire Term of the Agreement shall expire on the fifth (5th) anniversary of the First Commercial Sale, by providing Douglas written notice of its intent to renew no less than [***] prior to the end of the Initial Term, pursuant to clause 2.2 (Renewal Term). As between Sol-Gel and the Customer, Sol-Gel’s consent to renew the Agreement shall not be unreasonably withheld, delayed, or conditioned, and good faith discussions on the subject shall take place beginning no later than [***] prior to the end of the Initial Term, which discussions shall include the [***], taking into account the circumstances at the time of such renewal.

Prices	The Prices for manufacturing and supplying the Products, as set out in Schedule 1 (subject the Price adjustment clauses contained in clause 8.1 (Price for Manufacturing Services)).
Payment
Payments shall be made by the Customer within [***] after the date of an undisputed invoice issued by Douglas in accordance with clause 9.2 (Invoicing) and the other terms of this Agreement. Payment shall be made by way of electronic transfer to the bank account nominated by Douglas.

Currency in which moneys payable under this Agreement	USD

DOUGLAS MANUFACTURING LIMITED by:	SOL-GEL TECHNOLOGIES LIMITED by:

Signature	Signature

Name	Name

Position	Position

Date	Date

GALDERMA SA by:	GALDERMA SA by:

Signature	Signature

Name	Name

Position	Position

Date	Date

TERMS AND CONDITIONS

1.	Interpretation

1.1.	Definitions: In this Agreement:

“Additional Fee” shall mean the additional [***] due to Douglas from [***], and from [***], in the amount set forth in Schedule 1.

“Additional Services” means the additional services listed at Schedule 1.

“Additional Service Pricing” has the meaning given to that term at Schedule 1.

“Affiliate” means, in relation to a Party, any person who controls, or is controlled by, or is under common control with, that Party.

“Agreement” means this Contract Manufacturing Agreement.

“Applicable Laws” means all laws, regulations, statutes, codes of conduct and industry standards applicable to the Manufacture, supply, and/or sale of the Licensed Product or the Parties’ performance of other activities under this Agreement.

“Approved Manufacturer” means the approved Material manufacturers set forth on Schedule 3.

“Approved Manufacturer List” has the meaning given to that term in clause 3.1.2 (Components).

“Authority” means any governmental authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether international, supranational, federal, state, provincial, county or municipal.

“Batch” means a defined quantity of Product, during a defined cycle of Manufacture, and which is identified by a unique production number.

“Business Day” means Monday to Friday except for any day in either New Zealand, Switzerland or the United States that is a public or statutory holiday.

“Claims” has the meaning given to that term in clause 19.1 (Indemnification by Douglas).

“Commencement Date” has the meaning given to this term at the front of the agreement.

“Commitment” has the meaning given to that term in clause 6.1 (Forecasts).

“Components” has the meaning given to this term at the front of the agreement.

“Confidential Information” shall mean all written information and data or verbal information or information obtained during on-site visits that is specifically designated as confidential or by its nature would reasonably be understood or expected by the receiving Party to be confidential, provided by the Parties to each other under this Agreement or with respect to the Products (including any information concerning the financial position of any Party and its business, sales and technical operations or any information concerning the customers or suppliers of any Party, and the terms of this Agreement and the Technical Quality Agreement), except any portion thereof that:

(a)	is known to the receiving Party, as evidenced by the receiving Party’s written records, before receipt thereof under this Agreement;

(b)
is independently developed by the receiving Party prior to receipt of the Confidential Information, either under this Agreement, the License Agreement or the Service Development Agreement, as evidenced by written records of the receiving Party;

(c)	is disclosed to the receiving Party by a third person who has a right to make such disclosure; or

(d)	is or becomes part of the public domain through no fault of the receiving Party.

“Continuous Improvements” has the meaning given to it in clause 3.1.4 (Continuous Improvement).

“Critical Components” means any Components that are [***], as identified in Schedule 3.

“Current Good Manufacturing Practices” or the letters “GMP” or “cGMP” means current good manufacturing practice and standards as provided for (and as amended from time to time) in European Community Directive 2003/94/EC (Principles and guidelines of good manufacturing practice for medicinal products for human use) and in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 C.F.R. Parts 210 and 211) or any similar laws, rules, or regulations or directives promulgated by any applicable Regulatory Authority as applicable to the activities contemplated under this Agreement, including as applicable in the country where the Product will be actually Manufactured by Douglas or the country in which any API or other Component is produced, marketed, distributed, made available, used or sold, for methods to be used in, and the facilities or controls to be used for, the Manufacture, processing, testing, packaging, labelling, handling or storage of a product to assure that it is safe, and has the identity and strength and meets the quality and purity characteristics that it purports, or is represented, to possess.  For clarity, in case of any contradictions between the governing laws and regulations applicable to different countries the principals adopted by the U.S. Code of Federal Regulations Title 21 (21 C.F.R. Parts 210 and 211) shall govern.

“Customer” has the meaning given to this term at the front of the agreement.

“Delivery Date” has the meaning given to that term in clause 6.2 (Purchase Orders).

“Dispute” has the meaning given to that term in clause 22.2.1 (Dispute Resolution).

“Douglas Indemnitees” has the meaning given to that term in clause 19.2 (Indemnification by Customer).

“Equipment” means the equipment listed in Schedule 2.

“Exclusive Components” means any Components that are unique to any Product (i.e. that Douglas does not procure for any other customer or drug product), as identified in Schedule 3, which may be amended from time to time to add to, delete from or alter the status of such Components as agreed. In the event that any such Components are no longer unique to the Products, such Components shall no longer be defined as Exclusive Components.

“Exclusive Vendors” means any vendors that are unique to the Product such as exclusive storage providers and exclusive external testing laboratories.

“[***]” means [***] (as amended from time to time).

“Facility” means the facility operated by Douglas located at [***] as defined in the site master file, or any other facility approved by the Customer in writing from time to time.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“Firm Order” has the meaning given to that term in clause 6.3 (Acceptance of Orders).

“First Commercial Sale” means the first bona fide sale of a Product in the Territory by the Customer or its Affiliates or sublicensees for [***] to a Third Party [***] . Sales or other distribution for [***], or (e) similar purposes shall not be deemed “First Commercial Sale.”

“Force Majeure Event” has the meaning given to that term in clause 18.1 (Force Majeure).

“Generic Processes” has the meaning given to that term in clause 15.7 (Generic Improvements).

“ICC” has the meaning given to that term in clause 22.2.1 (Dispute Resolution).

“ICC Rules” has the meaning given to that term in clause 22.2.1 (Dispute Resolution).

“Incremental Order Quantity” means the incremental order quantities relating to each Product as set out in Schedule 1.

“Indemnified Party” has the meaning given to that term in clause 19.5 (Procedure).

“Indemnifying Party” has the meaning given to that term in clause 19.5 (Procedure).

“Initial Term” has the meaning given to that term in clause 2.1 (Initial Term).

“Intellectual Property” means all intellectual property rights and other proprietary rights in any jurisdiction throughout the world including: (i) inventions, trade secrets, know-how and other confidential or proprietary information, (ii) works of authorship and copyrights, (iii) trademarks, (iv) data, results and reports related to any clinical trial involving a Product, whether published or unpublished, (v) any additions, advances, changes, derivatives, improvements, enhancements, refinements or modifications made to any of the foregoing, and (vi) all other intellectual property; in each case, including any registrations, applications for registration, or other embodiments of any of the foregoing (e.g., patents, patent applications, patent disclosures, and any divisions, continuations, continuations-in-part, reissues, extensions, or re-examinations thereof), and including any and all rights, title, and interests therein and thereto.

“Inventory” means all stocks and inventories of Components, Product and work-in-process Product that, at a particular time, have been purchased or produced and are held or maintained by Douglas in accordance with this Agreement, including any excess material purchased by reason of vendor minimum purchase requirements and any long lead time material.

“Latent Defect” means any non-conformity that causes Product to be non-conforming with the Specifications and that could not reasonably be detected by visual inspection or the Methods of Analysis used to characterise the Product at the time of release.

“Lead Time” means the minimum required period of time between the date when a Purchase Order is placed and the Delivery Date set out in the Purchase Order of the Products, as specified at Schedule 1.

“License Agreement” has the meaning given to that term in clause 16.4 (Termination for Expiration or Termination of License Agreement).

“Licensed Rights” means all rights in and to the formula, technology, techniques (both patented and non-patented), know-how, methods, Confidential Information, designs, and Intellectual Property owned or controlled by Sol-Gel or any of its Affiliates relating to the Products and the Methods of Analysis, or otherwise necessary or useful for the Manufacture of Products.

“Long Term Forecast” has the meaning given to that term in clause 6.1 (Forecasts).

“Losses” has the meaning given to that term in clause 19.1 (Indemnification by Douglas).

“Manufacturing License” has the meaning ascribed to it in clause 3.3 (Use of Licensed Rights and Quality Information).

“Manufacture” or “Manufacturing” means, as applicable, all activities associated with, related to, directed to, or involved in the production of the Product, including the purchase, receipt, and use of Materials and Components, the preparation, formulation, processing, production, manufacturing, filling, packaging (primary and secondary), component assembly, finishing, serialization, testing, analysis, as well as finished product or stability testing, labelling, holding, storage, handling, and release of the Product and the Materials or intermediate thereof, including process qualification and validation, and commercial manufacture and analytical development, quality assurance and quality control, and the handling, storage and disposal of any residues or wastes generated thereby. “Manufactured” has a correlative meaning.

“Marketing Approval” means all approvals, licenses, registrations, authorizations or clearances of any Regulatory Authority necessary for the Manufacture, commercialization, distribution, marketing, offer for sale, use, importation into, storage, and commercial sale in the Territory of the Product Manufactured by Douglas at the Facility.

“Materials” means all APIs, excipients, and primary packaging as set out in Schedule 3.

“Methods of Analysis” means the methods of analysis for the Product as agreed in writing between the Parties.

“Modifications” has the meaning given to that term in clause 11.1 (Changes by Douglas).

“Non-Conforming Materials” means the Materials that do not comply or conform with the Sol-Gel Specifications and [***].

“Other Equipment” means equipment used in the performance of the Services, but that are not listed in Schedule 2.

“Parties” has the meaning given to that term at the front of this Agreement.

“Patent Infringement Termination” has the meaning given to that term in clause 16.3 (Termination for Regulatory Action or Claim of Infringement).

“Patent Rights” means all patent and patent application rights throughout the world in respect of any technology or techniques relating to the Manufacture of the Products and any patent granted pursuant to such applications (including without limitation those patent applications and registrations specified at the front of this Agreement (if any), as amended from time to time in accordance with this Agreement), and any further patent applications made by, and patents granted to Sol-Gel at any time during the Term in respect of or relating to the Products.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership proprietorship, other business organization, trust, union, association or Authority.

“Preferential Use” has the meaning given to that term in Schedule 2.

“Preliminary Specifications” has the meaning given to this term in clause 4.2 (Specifications).

“Prices” has the meaning given to that term at the front of this Agreement.

“Products” means the products set out in Schedule 1, as amended from time to time in accordance with this Agreement.

“Purchase Order” has the meaning given to that term in clause 6.2 (Purchase Orders).

“Quality Information” means quality information relating in any way to the Manufacture of the Products, and to the use of any equipment and techniques relating to the Products, including any such information provided by Sol-Gel to Douglas prior to the Commencement Date and any such information that may be further provided by the Customer, or by Sol-Gel at the Customer’s request, to Douglas from time to time to enable Douglas to Manufacture the Products at the Facility.

“Recall” means any action in the Territory (a) by the Customer to recover title to or possession of, or to issue a field alert or field correction with respect to, quantities of Product sold or shipped to Third Parties, including any voluntary withdrawal of Product from the market, or (b) by any Regulatory Authority to recall, withdraw from the market, order any corrective action, or otherwise detain or destroy any Product.

“Regulatory Authorities” means any U.S. federal, state, local or other non-U.S. governmental or regulatory body, court or arbitrator, including FDA and authorities appointed under the Drugs and Cosmetics Act, 1940, for the time being in force, as well as any other health regulatory authorities having jurisdiction over any activities contemplated by the Parties in the Territory.

“Regulatory Requirements” means any and all applicable U.S. federal, state, and local, or non-U.S. and New Zealand laws, legal and regulatory standards, procedures, protocols, guidelines, guidances, and requirements or requests of any Regulatory Authority having jurisdiction over the Product or the Manufacture thereof or any other activities contemplated by this Agreement.  Regulatory Requirements shall include the applicable provisions of the Federal Food, Drug, and Cosmetic Act and its implementing regulations, and Current Good Manufacturing Practices.

“Renewal Term” has the meaning given to that term in clause 2.2 (Renewal Term).

“Required Regulatory Change” has the meaning given to this term in clause 11.3 (Changes Required by Authority).

“Rolling Forecast” has the meaning given to that term in clause 6.1 (Forecasts).

“Secondary Packaging” means all secondary packaging for the Product, including labels, inserts, cartons, shippers, and dividers.

“Service Development Agreement” has the meaning given to that term in clause 2.3 (Existing Relationship).

“Services” means the Manufacturing and supply of Products to the Customer. The term Services excludes any Additional Services.

“Sol-Gel IP” has the meaning given to that term in clause 15.1 (Rights of Sol-Gel).

“Sol-Gel Specifications” means specifications required by Sol-Gel in relation to [***], in addition to the specifications that [***], as set out in Schedule 3, which may be amended by the Customer and Sol-Gel upon agreement in writing from time to time, provided that as between Sol-Gel and Customer, if Customer requests Sol-Gel to approve a change in the Sol-Gel Specifications, then Sol-Gel's consent to such change shall not be unreasonably withheld, delayed, or conditioned.

“Specifications” means the mastered specifications for the Products (document numbers [***]), including specifications relating to the raw materials ([***]), the formula, techniques and method of Manufacture (document numbers [***]). The Specifications may be amended by the Customer and Sol-Gel upon agreement in writing from time to time, provided that as between Sol-Gel and the Customer, if the Customer requests Sol-Gel to approve a change in the Specifications, then Sol-Gel’s consent to such change shall not be unreasonably withheld, delayed, or conditioned.

“Subcontractor” has the meaning given to it in clause 3.4.2.1 (Subcontractors).

“Technical Quality Agreement” means the quality agreement between Douglas and the Customer annexed to this Agreement as Annexure 1, as may be updated by Douglas and the Customer from time to time.

“Term” has the meaning given to that term in clause 2.2 (Renewal Term).

“Territory” has the meaning given to this term at the front of the agreement.

“Third Party” means any Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning given to it in clause 15.3 (Indemnity).

All other capitalised terms shall have the meaning given to them at the front of this Agreement.

1.2.	Interpretation: In this Agreement, unless the context otherwise requires:

(a)
“control” includes where one or more Persons, directly or indirectly, whether by the legal or beneficial ownership of shares, securities or other equity, the possession of voting power, by contract, trust, or otherwise:

(i)	has the power to appoint or remove the majority of the members of the governing body of the Person concerned;

(ii)	controls or has the power to control the affairs or policies of the person concerned; or

(iii)	is in a position to derive more than 50% of the benefit of the existence or activities of the Person concerned;

(b)	the word “year” means any consecutive twelve (12) month period, unless otherwise specified;

(c)	the singular includes the plural and vice versa and pronouns cover all genders;

(d)	a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner;

(e)	unless otherwise provided, references to clauses and Schedules are references to clauses and Schedules in this Agreement;

(f)
the Schedules to this Agreement, and the terms and conditions incorporated in such Schedules, shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such Schedules and the terms and conditions incorporated in such Schedules, provided that, in the event of any conflict between the terms and conditions of the body of this Agreement and any terms and conditions set forth in the Schedules, the terms of the body of this Agreement shall control unless such Schedule expressly states the intent of the Parties that such terms and conditions shall supersede the terms of the body of this Agreement;

(g)
in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern;

(h)
“herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;

(i)	headings are to be ignored in construing this Agreement;

(j)	the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”;

(k)	wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another;

(l)	“including” and its derivatives (such as include and includes) means, whether or not capitalized in this Agreement, “including, but not limited to” and “including without limitation”;

(m)
references to any law, statute, or Regulatory Requirement shall mean such law, statue, or Regulatory Requirement as in effect as of the relevant time, including any then-current modification of, amendment to, re-enactment of, or successor to, such law, statute, or Regulatory Requirement, and all legislation, orders, rules, and regulations issued under that statute or passed or made in substitution for the same;

(n)	this Agreement shall be construed as if the Parties drafted it jointly, and shall not be construed against any Party as principal drafter; and

(o)	nothing in this Agreement shall require or be construed or interpreted to require a Party to violate any Applicable Law or Regulatory Requirement.

2.	Term

2.1
Initial Term:  The initial term of this Agreement shall commence on the Commencement Date and shall continue until the third (3rd) anniversary of the First Commercial Sale (unless sooner terminated under clause 16 (Termination)) (the “Initial Term”).

2.2
Renewal Term:  At Sol-Gel's and the Customer’s option, Sol-Gel and the Customer may renew this Agreement for an additional period following the Initial Term so that the entire Term of the Agreement shall expire on the fifth (5th) anniversary of the First Commercial Sale of Product  (as such option is exercised by the Customer, the “Renewal Term”) by providing Douglas written notice of its intent to renew no less than [***] prior to the end of the Initial Term. As between Sol-Gel and the Customer, Sol-Gel’s consent to renew the Agreement shall not be unreasonably withheld, delayed, or conditioned, and good faith discussions on the subject shall take place beginning no later than [***] prior to the end of the Initial Term, which discussions shall include the [***], taking into account the circumstances of such renewal. The “Term” of this Agreement shall include the Initial Term and, as applicable, the Renewal Term (unless sooner terminated under clause 16 (Termination).

2.3
Existing Relationship: Douglas and Sol-Gel entered into a Service Development Agreement dated [***], as amended on [***], pursuant to which Douglas provided development services to Sol-Gel relating to the Products. This Agreement replaces the Service Development Agreement dated [***] (as amended) (the “Service Development Agreement”), except that any provisions of the Service Development Agreement that are intended to survive its expiry or termination shall do so and the entering into of this Agreement shall not preclude or override any liability of either Douglas or Sol-Gel that arose pursuant to the Service Development Agreement prior to the Commencement Date of this Agreement, including any obligation to make any payment. Notwithstanding any provision to the contrary set forth in this Agreement, Galderma, not having been party to the Service Development Agreement, shall not be bound by, or have any responsibility or liability with respect to, the Service Development Agreement in any manner whatsoever, including any surviving terms thereof.

3.	Services

3.1	Manufacturing Services:

3.1.1
Arrangement:  In consideration of the Customer's payment of the Prices due under, and the other terms and conditions of, this Agreement, Douglas shall perform the Services during the Term at the Facility in order to Manufacture and supply Product to the Customer for sale in the Territory pursuant to Purchase Orders issued by the Customer in accordance with clause 6.2 (Purchase Orders). Douglas shall perform the Services in accordance with the Specifications, the Sol-Gel Specifications, this Agreement, and the Technical Quality Agreement.

3.1.2
Components:  Douglas shall purchase all Components as required by the Specifications.  A list of manufacturers and Materials approved by Sol-Gel and the Customer for the Materials to be used in Product Manufacturing is set forth at Schedule 3 (the “Approved Manufacturer List”), which list may be amended from time to time upon agreement of Sol-Gel and the Customer, provided that as between Sol-Gel and the Customer, if Customer requests Sol-Gel to approve an amendment to the Approved Manufacturer List, then Sol-Gel's approval of such amendment shall not be unreasonably withheld, delayed, or conditioned.  Douglas shall not use any Material or engage any manufacturer to supply a Material unless it is on the Approved Manufacturer List or approved in advance upon agreement of Sol-Gel and the Customer, provided that as between Sol-Gel and Customer, if Customer requests Sol-Gel to approve a Material or a manufacturer to supply a Material, then Sol-Gel's approval of such Material or manufacturer shall not be unreasonably withheld, delayed, or conditioned.  Douglas shall be responsible for conducting an assessment and quality qualification of any newly proposed Material manufacturer and shall provide to the Customer a good faith qualification report detailing such qualification findings (where such assessment and quality qualification shall be conducted, and such qualification report shall be prepared and provided, at Douglas’s sole cost, unless the newly proposed Material manufacturer would be an Exclusive Vendor, in which case Douglas shall invoice Customer in accordance with the rates set out in Schedule 1 for such audit).

3.1.3	Technical Quality Agreement: The parties shall enter into a Technical Quality Agreement on or about the date of this Agreement.

3.1.4
Non-Conforming Product: Douglas is not liable for any costs relating to (A) [***] or (B) [***]. As between the Parties, [***] shall bear the costs directly relating to the [***] other than as a result of the foregoing causes ((i)-(iv)), but will not be liable for any costs related to [***]. For the avoidance of doubt, [***] shall not be liable for the costs of [***] prior to or at the time of delivery by Douglas.

3.1.5
Continuous Improvement: Douglas shall use commercially reasonable efforts to ensure continuous improvements of the processing performance regarding the Product at the Facility (“Continuous Improvements”) in order to ensure efficient production, thereby generating potential savings that could be shared with Sol-Gel through a reduction in Prices payable by the Customer pursuant to clause 8.1.5 (Adjustment of Price Due to Continuous Improvements).

3.1.6	Facility Requirements: Douglas shall Manufacture the Product only at the Facility.

3.1.7	Performance of Services and Other Obligations: Douglas, on behalf of itself and its Affiliates, covenants that:

3.1.7.1
to Douglas’s knowledge, Douglas’s performance of its obligations under this Agreement, including its provision of the Services, shall not infringe or otherwise violate any Intellectual Property rights of any Third Party, except to the extent such infringement or violation is a result of Douglas’s [***];

3.1.7.2
Douglas shall provide the Services and the Additional Services in strict accordance with this Agreement, the Technical Quality Agreement, the Specifications, Applicable Laws (including cGMPs), and the Regulatory Requirements;

3.1.7.3	during the Term, the Facility shall remain cGMP-compliant;

3.1.7.4	Douglas shall not allow any liens, charges, encumbrances and security interests to be registered against the Product;

3.1.7.5
Douglas shall maintain throughout the Term all necessary approvals, licenses, authorizations, registrations, exemptions, consents, and permits from any Regulatory Authority or other Third Party in order to Manufacture the Product hereunder, except for the Marketing Approvals which is the responsibility of [***] and the responsibility of [***]; and

3.1.7.6
Douglas shall perform the Services and Additional Services with diligence, and in a professional manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services and Additional Services.

3.1.8	Covenants of Sol-Gel and the Customer:

3.1.8.1
Sol-Gel, on behalf of itself and its Affiliates, covenants that the Specifications, Sol-Gel Specifications, the Quality Information, and the manufacturing process or instructions that it provides to Douglas hereunder are currently and  [***]) (i) will be correct in all material respects ; and (ii) ,), contain sufficient information to enable Douglas to comply with its obligations under this Agreement, and do not and will not infringe or otherwise violate any Intellectual Property rights of any Third Party. For clarity this covenant under clause 3.1.8 shall not diminish or modify Douglas' and Customer's rights to receive the remedies set forth in clause 15.6 with respect to any Third Party Claim.

3.1.8.2
The Customer, on behalf of itself and its Affiliates, covenants that at all times during the Term ([***]), the Specifications, Sol-Gel Specifications, the Quality Information and the manufacturing process or instructions that it provides to Douglas hereunder will be correct in all material respects and will not infringe or otherwise violate any Intellectual Property rights of any Third Party.

3.2	Other Services:

3.2.1	Additional Products and Territories: Additional products and countries may be added to this Agreement upon the written agreement of Douglas, the Customer, and Sol-Gel.

3.2.2
Product Related Services:  In addition to the Services, Douglas shall perform any Additional Services in connection with Product as Douglas and the Customer may agree in writing from time to time.  Such written agreement shall specify the scope, timing, parameters (including protocols, if applicable), fees payable by the Customer, and other matters pertinent to the Additional Services.  To the extent Douglas and the Customer have agreed any such matters as of the Commencement Date, they are set out in Schedule 1.  The terms and conditions of this Agreement shall govern the provision and receipt of any Additional Services.

3.2.3	Storage: Excluding retains and/or stability samples, and unless otherwise agreed by the Parties:

3.2.3.1
the Customer agrees to pay, according to the fees set out in Schedule 1, for (a) the storage of any bulk, in process, packaged Product (other than the process validation Batches) released by Douglas and stored by Douglas longer than [***] thereafter; and (b) any [***] stored by Douglas longer than [***] (other than [***]); and

3.2.3.2
Sol-Gel agrees to pay, according to the fees set out in Schedule 1, for the storage of (a) any bulk, in process, packaged Product which is part of the [***] stored by Douglas longer than [***] days; (b) any Materials stored by Douglas longer [***] (which was [***]); and (c) Equipment owned by Sol-Gel that is unused by Douglas for longer than [***].

3.3
Use of Licensed Rights and Quality Information: Sol-Gel hereby grants Douglas, a non-exclusive, time limited, non-sublicensable, non-transferable, royalty free right to use the Licensed Rights and any of its Quality Information for the sole purpose of providing the Services to the Customer and Sol-Gel with respect to the Products during the Term strictly in the manner permitted under this Agreement (the “Manufacturing License”). After the expiry or termination of this Agreement, the Manufacturing License shall terminate and all rights hereby granted to Douglas under the Licensed Rights and the Quality Information shall revert to Sol-Gel and Douglas shall not use, purport to use or permit to be used any of the Licensed Rights or Quality Information for any purpose whatsoever.

3.4	Customer Relationship Management and Subcontractors:

3.4.1
Customer Relationship Management: Douglas shall provide relationship management through its customer relationship management team. In order to continue to develop and foster the relationship between Douglas and the Customer, Douglas will sponsor [***] relationship meetings with the Customer during which the Douglas and the Customer will discuss, at the Customer’s request, such topics as market insights, forward forecasts, supply chain performance, quality and relationship management. The Parties agree that any issues arising during the Term that are not appropriate to be discussed at such relationship meetings will be escalated within the respective Parties for resolution.

3.4.2	Subcontractors:

3.4.2.1
Except as set forth in this clause 3.4.2 (Subcontractors), Douglas shall not subcontract any of its manufacturing, packing, storage and testing obligations under this Agreement to any Affiliate, Third Party entity or other Person (a “Subcontractor”) without the Customer’s prior written consent, which consent shall not be unreasonably withheld or delayed.

3.4.2.2
Notwithstanding any such prior written consent given by the Customer pursuant to clause 3.4.2.1 (Subcontractors), if Douglas subcontracts the performance of its obligations under this Agreement (as permitted), then (i) Douglas will be and remain primarily liable for any acts and omissions of any Subcontractors; (ii) such subcontracting will not relieve Douglas of its obligations or limit Sol-Gel’s or the Customer’s rights to pursue any remedies directly against Douglas under this Agreement, including for breaches committed by Subcontractors; and (iii) Douglas shall include in any such subcontract (to the extent applicable) terms relating to [***] that are no less protective of the Customer and Sol-Gel than the terms of this Agreement. Douglas shall ensure Subcontractors do not further subcontract obligations without prior approval from both the Customer and Douglas.

4.	Obligations of the Parties

4.1
Table of Responsibilities: During the Term, Sol-Gel, Douglas, and the Customer shall perform the obligations under this Agreement and in accordance with the allocated responsibilities that are set forth in the Table of Responsibilities in the Technical Quality Agreement. In order to facilitate such performance, Douglas shall communicate directly with Sol-Gel and the Customer (as applicable), and respond in a timely manner to Sol-Gel’s and the Customer’s queries and requests.

4.2
Specifications:  On or prior to the Commencement Date, Sol-Gel has provided Douglas with a preliminary copy of the Specifications pertaining to Product, including [***] with [***], which are attached hereto as Schedule 5 (the “Preliminary Specifications”). Prior to the Customer placing its first Purchase Order, Sol-Gel and the Customer will provide Douglas with originally executed copies of final Specifications and any other Product-related information reasonably requested by Douglas in connection with the Services or the Additional Services.  If such final Specifications are different from the Preliminary Specifications, clause 8.1.4 (Price Adjustments Due to Technical Changes) shall apply.  Thereafter, the Customer may revise the Specifications from time to time, subject to clause 8.1.4 (Price Adjustments Due to Technical Changes).

4.3
Non-Conforming Materials: All costs associated with Non-Conforming Materials are the responsibility of [***], including but not limited to write-offs, disposal and resupply. For clarity [***] shall not be liable to [***] for [***] that is caused solely due to Non-Conforming Materials. Douglas shall not be liable to Sol-Gel or the Customer for [***] that is caused solely due to Non-Conforming Materials.

4.4	Materials that do not conform: All costs associated with Materials that do not comply or conform with the [***] are the responsibility of [***].

4.5
Packaging:  The Customer shall be solely responsible for the choice of packaging and the development of all artwork and labelling in connection with Product packaging, including all associated content and intellectual property matters.  Following receipt of Marketing Approval for the Product in the Territory, the Customer may, at its cost (including the destruction of obsolete packaging), make changes to Product packaging subject to clause 8.1.4 (Price Adjustments Due to Technical Changes). The Customer shall use commercially reasonable efforts to provide at least [***] notice to Douglas of any such change and Douglas shall use commercially reasonable efforts to implement such change within the required timeframe.

4.6
Changes to Artwork after Firm Order: If agreed to in writing by Douglas (which agreement shall not be unreasonably withheld, delayed, or conditioned, and shall be granted if required by the FDA or any other applicable Regulatory Authority or Authority), the Customer may ([***])) change packaging artwork after the placement of a Firm Order. If [***] agrees to such change, the Delivery Date(s) for such Product (if less than [***] from the date that such change is agreed to by Douglas) will be revised to [***] from the date that such change is agreed to by Douglas.

4.7
Quality Control; Safety:  As between the Parties under this Agreement, the Customer shall have sole responsibility for the release of Product to the market and for collecting and responding to customer complaints.  Prior to the Commencement Date (or the commencement date of the applicable amendment to this agreement, in the case of Products added to this agreement after the Commencement Date), Sol-Gel shall have provided Douglas with all environmental, health and safety information relating to the Products, including safety data sheets.  Sol-Gel or the Customer, as appropriate, shall promptly provide Douglas any updates to such documentation that become available to them or, where relevant, at least within [***] from the date of revision or date first supplied to Douglas.

4.8
Product Discontinuation:  The Customer and Sol-Gel shall use commercially reasonable efforts to provide at least [***] advance notice to Douglas if it intends to discontinue sale of, or otherwise withdraw from the market, any Product in all of the Territory. If Customer discontinues sale of, or otherwise withdraws from the market, a Product in all of the Territory under this clause 4.8 (Product Discontinuation), the provisions of clause 17.1 (Consequences Arising) shall apply in respect of the discontinued Product. If the result of such discontinuation or withdrawal is that there are no longer any Products covered by this Agreement then clause 16.6 (Termination for Discontinuation) shall apply.

4.9
Access to Quality Information:  Subject to compliance by Douglas with its obligations relating to confidentiality set out in clause 21.1 (Confidentiality), Sol-Gel and the Customer shall each provide Douglas with such access to the Quality Information within its respective possession or control as is necessary to enable Douglas to Manufacture the Products in accordance with the terms of this Agreement.

4.10
Other Information and Assistance: Subject to any obligations of confidentiality, Sol-Gel shall provide Douglas and Customer with such other information (including any know-how and other information contained in the Licensed Rights) and assistance as Douglas or Customer may reasonably request from time to time to enable Douglas to perform the Services, the Additional Services, and Douglas’s other obligations under this Agreement.

5.	Registration:

5.1
Registration: Sol-Gel shall register the Products with the appropriate Regulatory Authorities within the Territory, all such Product registrations to be at the cost of [***] and to be [***].  In such circumstances:

5.1.1
Douglas shall provide Sol-Gel, the Customer, and any Regulatory Authorities directly involved in the registration of the Products with such reasonable assistance and information, as well as access to the Facility (upon reasonable notice during normal business hours), as is necessary to enable Sol-Gel to obtain and to enable the Customer to maintain registration of the Products. For the avoidance of doubt, the assistance provided by Douglas does not include [***]. Such assistance will be classed as Additional Services;

5.1.2	Sol-Gel with respect to the registration of the Product, and the Customer with respect to the maintenance of the registration of the Product, agrees [***]; and

5.1.3
Sol-Gel shall provide Douglas with copies of any registration certificates or other evidence received upon registration of any of the Products, as well as any other information and documentation relating to the registration of the Products that Douglas may reasonably request from time to time.

6.	Forecasting and Purchase Orders

6.1
Forecasts:  On or before the Commencement Date (or at such other time as Douglas and the Customer may otherwise agree) the Customer shall provide Douglas with a written, non-binding [***] forecast of the volume of each Product that the Customer anticipates it will require Douglas to supply during each [***] (“Long Term Forecast”) (updated quarterly). The Customer shall provide Douglas with an [***] forecast (“Rolling Forecast”) (a) on or before the [***] thereafter on a rolling basis and (b) [***] with respect to the quantities of Product specified therein [***].  The Customer shall place orders for Services against the Rolling Forecast as specified in clause 6.2 (Purchase Orders).

6.2	Purchase Orders: From time to time as provided in this clause 6.2 (Purchase Orders), the Customer shall submit to Douglas a binding, non-cancellable purchase order for Services identifying:

(a)	an order number;

(b)	the Product(s) to be Manufactured;

(c)	the number of Batches of such Product(s);

(d)	the Customer’s requested delivery date for each Batch, which shall be at least [***] following the date on which the Purchase Order was placed (the “Delivery Date”);

(e)
the approved Douglas printed packaging code for each Batch (if new printed packaging is required, the Purchase Order must clearly indicate that new packaging is to be used), provided that in the event that the Customer fails to identify such printed packaging code, the validity of such Purchase Order shall not be affected and Douglas shall package the ordered Product in accordance with the printed packaging code most recently identified in a prior Purchase Order submitted to Douglas by the Customer; and

(f)	any other elements necessary to ensure the timely production and delivery of Product

(each, a “Purchase Order”).  Concurrently with the submission of each Rolling Forecast, the Customer shall submit a Purchase Order for all portions of the Commitment not already ordered.

6.3
Acceptance of Orders:  Any Purchase Order that is within the amounts of Product forecasted in the applicable [***] of the Rolling Forecast submitted by the Customer within the [***] (each, a “Firm Order”). [***].  Without limiting Douglas’s obligation to fill each Purchase Order in accordance with this Agreement, Douglas shall promptly notify the Customer if it is unable to fill a Purchase Order.  Any such notice shall indicate [***].

6.4	Cancelation or Change of Orders: [***].

6.5
Terms of Acceptance: If there is any inconsistency between the terms of this Agreement and any Purchase Order submitted by the Customer (whether in writing, verbally or by Electronic Data Interchange (EDI)) or any other arrangement between the Customer and Douglas, [***] prevail unless otherwise agreed in writing between the Customer and Douglas.

6.6	Rejection; Excess Volume: Douglas may reject any Purchase Order without penalty or liability to the Customer if and to the extent:

(a)	[***]; or

(b)	the Purchase Order is not given in accordance with this Agreement.

Notwithstanding the foregoing, Douglas shall use commercially reasonable efforts to accept any Purchase Order for, and to supply the Customer with, [***].

6.7	Partial Batches:

Except as otherwise agreed by the Customer and Douglas, the Customer shall not submit to Douglas any Purchase Order that includes [***]) for such Product set forth Schedule 1. For the avoidance of doubt, the Customer shall be required to order [***].

7.	Procurement

7.1
Reliance on Forecast:  The Customer understands and acknowledges that Douglas will rely on the [***] to procure the Inventory necessary for Douglas to fulfil its obligations to supply Product under this agreement.  Accordingly, the Customer [***].

7.2
Critical Components and Exclusive Components:  Set forth in Schedule 3 is a list of Critical Components and Exclusive Components that Douglas expects to be required to purchase in accordance with clause 7.1 (Reliance on Forecast) and from Approved Manufacturers pursuant to clause 3.1.2 (Components).  The Customer shall [***].

7.3	Audits: [***] shall be responsible for assessing and qualifying all vendors. [***] shall bear the costs of assessing and qualifying Exclusive Vendors.

7.4	Delays: Douglas shall not be liable for any delay in delivery of Product if [***]. In the event of any such delay, [***].

8.	Pricing and Payment

8.1	Price for Manufacturing Services

8.1.1	Initial Price: The Prices set out in Schedule 1 are the Prices for the performance of the Services and are valid [***].

8.1.2
[***] Price Adjustment: [***] the Prices shall be adjusted to reflect inflation or deflation based on the documented changes in [***] costs so as to pass on to the Customer the actual cost or savings of any increase or decrease in such costs.  Douglas shall provide in writing to the Customer at least [***] prior to the end of [***] its proposed updated Prices for [***], with appropriate supporting documentation. At the Customer’s request, Douglas and the Customer shall discuss the proposed Price adjustments in good faith [***]. If Douglas and the Customer are unable to agree to an appropriate Price adjustment within such [***] period, then Douglas and the Customer shall refer the matter to [***], who shall attempt in good faith to reach agreement on an appropriate Price adjustment within [***] after such matter is referred to [***] under this clause 8.1.2 (Renewal Term Price Adjustment).   Such revised Price shall be effective with respect to any Product delivered by Douglas following [***], as applicable.

8.1.3
Hardship Price Adjustments:  During the Term, the Price shall be adjusted in accordance with this clause 8.1.3 (Hardship Price Adjustments) to reflect extraordinary increases or decreases in [***] costs due to market conditions.  An extraordinary change shall be deemed to have occurred if either:

(g)	the cost of a given [***] increases or decreases by [***] or more of the cost for that [***] upon which the most recent Price was based; or

(h)	such increase or decrease referred to in (a) above results in an increase or decrease in the [***].

Douglas shall promptly notify the Customer and Sol-Gel of any such extraordinary increase or decrease and provide in writing to the Customer and Sol-Gel a proposal for the adjusted Prices, with appropriate supporting documentation.  At the Customer’s request, Douglas and the Customer shall discuss the proposed Price adjustments in good faith for up to [***]. If Douglas and the Customer are unable to agree to an appropriate Price adjustment within such [***] period, then Douglas and the Customer shall refer such matter to [***], who shall attempt in good faith to reach agreement on an appropriate Price adjustment within [***] after such matter is referred to [***] under this clause 8.1.3 (Hardship Price Adjustments).

8.1.4
Price Adjustments Due to Technical Changes:  Amendments to [***] requested by a Party will be implemented only following [***], and are subject to the Customer and Douglas reaching agreement on appropriate revisions to the Prices and any other impacted fees under this Agreement and on a timeframe for implementation by Douglas.  If the Parties agree to proceed with such amendment and the Customer accepts a proposed Price revision, then: the Parties shall memorialise the amendment in writing (and where the amendment is to [***] shall provide Douglas with originally executed copies of such revised [***]), Douglas shall implement the proposed amendment on the agreed timeframe, and the revised Prices shall apply only to Products that are Manufactured under the amended [***], as applicable.

8.1.5
Adjustment of Price Due to Continuous Improvements:  The Prices of the Products shall be reduced on an equitable basis to reflect process savings resulting from initiatives implemented pursuant to clause 3.1.4 (Continuous Improvement).

8.2	Supplemental Charges

8.2.1	[***]: Sol-Gel shall pay [***], and either Sol-Gel or the Customer shall pay [***] set forth at Schedule 1.

8.2.2
Taxes:  All payment amounts within this Agreement are [***] of any applicable GST, duties, levies, and other taxes.  If the Customer is required by or under any laws or regulations to make any withholding or deduction, [***], provided, however, that, in regard to [***]. Each Party shall comply with reasonable request of the other Party to take any proper actions that may minimise any withholding obligation.

8.2.3	[***]: Douglas shall have the right to charge [***].

8.2.4	[***] Fees: Douglas shall have the right to pass through [***]. Such pro rata share of the fees to be supported by appropriate documentation.

8.2.5	[***]:

8.2.5.1	Douglas reserves the right to charge [***].

8.2.5.2	[***] will be charged to the Customer at Douglas’s then-current standard rates.

8.2.6
Pre-Validation Batches: [***] shall order by written request to Douglas, and Douglas shall Manufacture, any pre-validation Batches [***]. [***] shall be responsible for the cost of each pre-validation Batch produced under this Agreement and requested in writing by [***], and any Batch Manufactured following: [***]; provided, that the foregoing shall not apply to the extent [***].  Douglas and Sol-Gel shall cooperate in good faith to determine and resolve any problems [***].

8.3
Liability for Additional Services: Douglas shall invoice the Customer for any Additional Services as have been pre-approved in writing by the Customer in accordance with clause 9.2 (Invoicing). Douglas shall, if requested by the Customer, provide evidence that such costs for Additional Services were incurred by Douglas.

9.	Invoicing and Payment

9.1
Payment by the Customer and Sol-Gel:  In consideration of Douglas’s performance of the Services, the Customer and Sol-Gel shall pay Douglas the Prices, fees for Additional Services, and all other amounts owing to Douglas by the Customer or Sol-Gel (as applicable) pursuant to this Agreement. For the avoidance of doubt, Additional Services shall be subject to prior written agreement in order to be payable. A Table of Financial Responsibilities is outlined in Schedule 4, such table is provided for convenience purposes only and is not intended to modify the obligations specifically set forth in the Agreement.

9.2
Invoicing:  Douglas shall invoice the Customer for the Prices owing to Douglas by the Customer for each Batch following quality release and delivery of such Batch to the Customer in accordance with this Agreement. Douglas shall invoice the Customer or Sol-Gel (as applicable) for all other amounts owing to Douglas by the Customer or Sol-Gel (as applicable) pursuant to this Agreement as and when earned or accrued.

9.3
Disputed Invoices: If the Customer or Sol-Gel in good faith disputes the accuracy of any invoice, the Customer shall, [***] after receipt of the invoice, give notice of that fact to Douglas. Such notice shall state the basis of the dispute and give relevant supporting details.  The Customer shall pay the undisputed portion of the invoice in accordance with clause 9.4 (Payment of Invoices) and may withhold payment of the portion disputed. Douglas and the Customer shall discuss and attempt to resolve such dispute in good faith. If Douglas and the Customer do not resolve the dispute within [***] of the date of the notice, the dispute shall be determined in accordance with the dispute resolution process set forth in clause 22.2.1 (Dispute Resolution).

9.4
Payment of Invoices: The Customer and Sol-Gel shall pay all amounts invoiced under clause 9.2 (Invoicing), to the extent not subject to a good faith dispute under clause 9.3 (Disputed Invoices), within [***] of its receipt of such invoice from Douglas. Payment shall be made by way of electronic transfer to the bank account nominated by Douglas.

9.5
Payments overdue:  Without prejudice to Douglas' rights and remedies in respect of any payment default, if the Customer or Sol-Gel (as applicable) fails to make any undisputed payment under this Agreement on the due date for payment, [***].

10.	Delivery

10.1
Terms of Delivery:  Delivery shall be made by Douglas in the manner specified, and to the destination nominated, at the front of this Agreement. As between Sol-Gel and the Customer, Customer shall be responsible for acceptance of Product delivered by Douglas.

10.2	Late Delivery:

10.2.1
If Douglas is unable or anticipates that it may not be able to meet the Delivery Date requested by the Customer for any Batch of Product, Douglas shall notify the Customer of such anticipated delay in writing as soon as reasonably practicable following its determination of such anticipated delay and shall provide the Customer an alternative delivery date, which alternative delivery date shall be as soon as practicable after the requested Delivery Date.

10.2.2	In the event of delivery delayed after the Delivery Date in a Firm Order, [***] provided that, the delay is not caused by:

[***].

10.3	Risk: Risk of any loss or damage of or to the Products shall pass to the Customer on delivery to the nominated delivery destination in accordance with clause 10.1 (Terms of Delivery).

11.	Manufacturing Modifications

11.1
Changes by Douglas: Douglas shall not make any changes to [***] (“Modifications”), without requesting such change in writing and obtaining the prior written consent of each of Sol-Gel and the Customer; provided that as between Sol-Gel and Customer, if Customer requests Sol-Gel to approve such changes, then Sol-Gel's consent to such change shall not be unreasonably withheld, delayed, or conditioned.

11.2
Changes Required by the Customer and Sol-Gel:  Either the Customer or Sol-Gel may request Modifications, on which the Customer and Sol-Gel have agreed in writing prior to such request being made, by submitting a request to Douglas setting out a full description of the changes proposed, provided that as between Sol-Gel and Customer, if Customer requests Sol-Gel to approve a Modification request, then Sol-Gel's consent to such request shall not be unreasonably withheld, delayed, or conditioned. Where such a request is made:

(a)	if the requested Modifications would not affect [***]; or

(b)	if the requested Modifications would affect [***] shall apply with respect to such Modifications.

If any Modifications requested under this clause are [***].

[***] shall purchase from Douglas any Inventory rendered obsolete as a result of such amendment, and that cannot reasonably be used by Douglas for any other products manufactured by Douglas.

11.3
Changes Required by Authority.  If an Authority requests or requires, or takes any action that requires, any Modification or a change in the Facility or otherwise with respect to the Product (a “Required Regulatory Change”), then Douglas and the Customer shall meet and discuss an implementation plan for such Required Change and use all commercially reasonable efforts to accommodate such Required Regulatory Change to meet the Authority’s requirements. [***]. Without limiting any other obligation under this Agreement, Douglas agrees to promptly forward to Sol-Gel and the Customer copies of any written communication received by Douglas from the Authority that may affect the Manufacture or supply of the Product as contemplated herein. Additionally, Douglas will provide a reasonable summary of any potential consequences of such communication.

11.4	Modifications: Any Modification shall:

(a)	be recorded in writing;

(b)	be signed by all Parties (except to the extent Sol-Gel’s consent is expressly stated in this Agreement to not be required);

(c)	take effect from such date as Douglas is reasonably able to implement the relevant Modifications [***]; and

(d)	comply with the Technical Quality Agreement.

12.	Warranties

12.1	Warranties by Douglas: Douglas on behalf of itself and its Affiliates, represents and warrants that:

12.1.1
to Douglas’s knowledge, it or one of its Affiliates owns or has the right to use, any Intellectual Property rights used in the performance of the Services, except for any Intellectual Property rights that are the subject of the Manufacturing License;

12.1.2
to Douglas’s knowledge, its performance of its obligations under this Agreement, including its provision of the Services, shall not infringe or otherwise violate any Intellectual Property rights of any Third Party, except to the extent such infringement or violation is a result of Douglas’s adherence to the Specifications or the Sol-Gel Specifications or Douglas’s exercise of the rights granted to it under the Manufacturing License;

12.1.3	the Facility is cGMP-compliant;

12.1.4
Douglas has not had any facility, including the Facility, subject to a Regulatory Authority shutdown or import or export prohibition (including by the FDA), nor within the last three (3) years received any Warning Letters, Untitled Letters, or similar correspondence (that would affect its ability to comply with its obligations under this Agreement) from a Regulatory Authority alleging or asserting noncompliance with Regulatory Requirements;

12.1.5
it is qualified and capable of performing the Services and the Additional Services in accordance with this Agreement and has the resources, know-how, and capabilities and the skill, experience, and reputation of its management and staff required to perform the Services and the Additional Services in accordance with this Agreement;

12.1.6
Douglas has obtained prior to the Commencement Date, and currently maintains, all necessary approvals, licenses, authorizations, registrations, exemptions, consents, and permits from any Regulatory Authority or other Third Party in order to Manufacture the Product hereunder, except for the Marketing Approvals, which is the responsibility of Sol-Gel to obtain and the responsibility of the Customer to maintain; and

12.1.7
Neither Douglas nor any of its employees or agents used to perform any of its obligations under this Agreement is or has been or are in the process of being, (i) debarred under 21 U.S.C. § 335a(a) or (ii) excluded from participation in the Medicare program, any state Medicaid program or any other health care program. Furthermore, neither Douglas nor any of its employees or agents used to perform any of its obligations under this Agreement has been convicted of an offense under (x) either a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval or suspension, or (y) any other law cited in any comparable law as a ground for debarment, denial of approval or suspension.

Douglas shall notify the Customer and Sol-Gel immediately upon learning of any circumstance that would render it in breach of this clause 12.1.7 (Warranties by Douglas) or any other representation or warranty made by it under this clause 12.1 (Warranties by Douglas).

12.2	Warranties by Sol-Gel: Sol-Gel on behalf of itself and its Affiliates, represents and warrants that:

12.2.1
it or one of its Affiliates owns or has the right to use, all the Licensed Rights (and any Intellectual Property rights contained therein) and any other Intellectual Property rights that are the subject of the Manufacturing License; and

12.2.2
the Specifications, Sol-Gel Specifications, the Quality Information, and the manufacturing process or instructions that it provides to Douglas hereunder are currently and will be  [***],  (i) correct in all material respects and; (ii) contain sufficient information to enable Douglas to comply with its obligations under this Agreement, and do not and will not infringe or otherwise violate any Intellectual Property rights of any Third Party. For clarity this warranty under clause 12.2.2 shall not diminish or modify Douglas' and Customer's rights to receive the remedies set forth in clause 15.6 with respect to any Third Party Claim.

12.3
Warranties by Customer: The Customer, on behalf of itself and its Affiliates, represents and warrants that at all times during the Term [***] the Specifications, Sol-Gel Specifications, the Quality Information and the manufacturing process or instructions that it provides to Douglas hereunder will be correct in all material respects and will not infringe or otherwise violate any Intellectual Property rights of any Third Party.

12.4	Warranties by Each Party: Each Party hereby represents and warrants to the other Party on behalf of itself and its Affiliates as follows:

12.4.1
it (i) is a corporation duly organized, validly existing and in good standing under the laws of the state or country in which it is incorporated or organized and duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, (ii) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, (iii) is in compliance with all requirements of Applicable Laws and regulations relevant to such Party’s ability to perform its obligations under this Agreement, and (iv) is in compliance with its certificate of incorporation and by-laws;

12.4.2
it (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, without any violation of its certificate of incorporation or by-laws, (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) has duly executed and delivered this Agreement on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

12.4.3
all necessary consents, approvals and authorisations of all Authorities and other persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of its obligations hereunder have been obtained or shall be applied for at the appropriate time; and

12.4.4
the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws or regulations of any Authority or any contractual obligation of such Party, and (ii) do not conflict with, or constitute a default or require any consent under, any contractual obligation of such Party.

12.5
Limitation on Warranties:  Except as expressly set forth in this Agreement, no Party accepts any liability for any representations, warranties or undertakings, whether express or implied, as to any matter relating to the Products or their Manufacture or as to the merchantability of the Products or otherwise.

12.6
Breach of Warranty by Douglas: Following a [***], the Customer may test the Product delivered by Douglas in accordance with the Specifications using the Methods of Analysis. If the analysis of any Product performed by or for the Customer differs from Douglas’s analysis of the same Batch and indicates that the Product does not meet the Specifications, then the Customer shall advise Douglas within [***] of the analysis. In the case of a Latent Defect, then the Customer shall advise Douglas [***] of its discovery of such Latent Defect but in no event after [***]. The Parties agree that [***]. Douglas and the Customer agree to consult with each other in order to explain and resolve the discrepancy between each other’s determination regarding a Product’s conformity with the Specifications. If, after good faith attempts by Douglas and the Customer to do so, such consultation does not resolve the discrepancy, [***] shall repeat the applicable Methods of Analysis on representative samples from such Batch provided by or for the Customer. The costs of [***]. If Douglas and the Customer agree or [***] determines that the Products do not comply with the warranties contained in clause 12.1 (Warranties by Douglas) at the time of delivery to the Customer then, [***].  Except for remedies available to the Customer under clause 19.1 (Indemnification by Douglas), this shall constitute the sole remedy of the Customer in respect of such breach, with Douglas having no further liability to the Customer under this Agreement or otherwise.

If notice of non-conforming Product is not given to Douglas within the times specified herein, then [***].

12.7
Breach of Warranty by Sol-Gel or Customer:  If Sol-Gel or the Customer fails to comply with any of its obligations under clause 12.2 (Warranties by Sol-Gel) or clause 12.3 (Warranties by Customer) then [***] as a result of Sol-Gel’s non-compliance, then Sol-Gel shall perform commercially reasonable efforts to cure such non-compliance with the cooperation of the Customer, provided that if Sol-Gel fails to perform commercially reasonable efforts to cure such non-compliance [***]. If Customer exercises its right set forth in the foregoing clause (i) [***]. For clarity the performance by Sol-Gel of any of the remedies set forth in clause 15.6 will be considered a commercially reasonable effort to cure a breach that is related to a Third Party Claim.

13.	Equipment

13.1	Ownership of Equipment: The ownership of the Equipment used in the performance of the Services is as specified in Schedule 2.

13.2	Maintenance of Equipment: The Equipment shall be qualified and maintained at the cost of the Party specified at Schedule 2.

13.3
Other Equipment:  Except as specified below and as the Parties may agree in writing from time to time, [***] shall provide at its cost all Other Equipment needed to perform the Services. Any Other Equipment required to be dedicated to the Customer may be either:

(a)	purchased by [***] at [***]’s actual cost (to be reimbursed by [***]) plus a [[***]; or

(b)	purchased [***].

13.4
Replacement: Where any of the Equipment owned by Sol-Gel as set out in Schedule 2 requires replacing (as determined by [***] in its sole discretion), [***] shall be responsible for the replacement of such Equipment, the cost of procuring such replacement Equipment and any costs associated with transitioning to the replacement Equipment.

13.5	Liability: Douglas shall not be liable for any loss of, or damage to, any Equipment owned by Sol-Gel, [***].

14.	Insurance:

14.1
Each Party shall, at its own cost and expense, obtain and maintain in full force insurance during the term of this Agreement (and if such insurance policy is on a claims made basis, then for additional [***]), necessary to cover its obligations under this Agreement.  In no event, however, shall any Party carry insurance in amounts less than the following for each type specified or as otherwise might be required by Applicable Law or regulation:

14.1.1	([***].

14.2
[***] shall insure the Equipment and Products  while at the Douglas premises, against All-Risk including: theft and/or burglary and natural perils (including coverage for earth movement) and also for an extreme change of temperature in respect of Products held in controlled environment due to machinery breakdown and/or failure of electronic or electrical system or apparatus, (a) in an amount equal to [***] and; (b) in an amount equal to [***], subject to the following additional conditions:

14.2.1	Douglas and the Customer shall coordinate in advance the [***].

14.3
Each Party shall furnish upon request, certificates of insurance for the above noted insurance Policies to the other Party within [***] days after the request by the other Party. The above described insurance policies will be issued by insurer with an S&P Rating of at least [***], or equivalent internationally licensed insurer description, however [***] is anyway agreed.

14.4
The issuance of any such insurance policy will not constitute an approval that the above insurance is in accordance with the provisions of this Agreement and will not impose any liability on either Party; nor will it be considered as reducing either Party’s liability under this Agreement and under any Applicable Law.

14.5
The coverage of the insurance policies set forth above shall be by the prevailing legal system including but not limited to the law, custom and jurisdiction in the country/state where the claim is served, anywhere in the world.

14.6
Product Recalls:  Douglas and the Customer shall promptly notify each other by telephone (confirmed by written notice) of any information of which it becomes aware that might affect the safety, efficacy or marketability of any Product or that could reasonably be expected to result in a Recall. The conduct of and regulatory filings for any Recall shall be controlled, implemented and made by [***], and [***] will cooperate in such Recall as reasonably requested by the [***], having regard to all Applicable Laws and Regulatory Requirements. [***] shall provide [***] with a reasonably detailed description of those portions of any proposed submission to any Authority in respect of any Recall that could reasonably be expected to [***], and shall consider in good faith any comments from [***]. [***] shall bear the cost of any Recall and reimburse [***] for the reasonable expenses incurred by [***] in connection with any Recall, unless such Recall [***]. In this case and subject to clause 19.6 (Consequential Damages), [***] will reimburse [***] reasonable, actual and documented out-of-pocket expenses of conducting such Recall and bear the expenses incurred by [***] in connection with such Recall. For clarity, [***].

15.	Intellectual Property Rights

15.1
Rights of Sol-Gel:  Douglas acknowledges and agrees that, as between Douglas and Sol-Gel, all right, title and interest in and to the Licensed Rights and the Quality Information including the formulation, manufacturing process of the Product, artwork and labelling, and the application or submission for Marketing Approval (including the Sol-Gel NDA), and the Marketing Approval, and any improvements to the foregoing (whether conceived, developed or reduced to practice by Douglas or Sol-Gel but subject to clause 15.7 (Generic Improvements)) (collectively, the “Sol-Gel IP”) shall belong to and remain with Sol-Gel as its absolute property.  Douglas hereby assigns to Sol-Gel, without additional consideration to Douglas, the entire right, title and interest in and to the Sol-Gel IP. Douglas waives all moral rights, to the maximum extent allowed by Applicable Laws, in all documents prepared by Douglas and provided to or for the benefit of Sol-Gel hereunder. Douglas shall not at any time challenge the validity of any of Sol-Gel's rights in respect of the same.

15.2
Rights of Douglas:  The Customer shall not at any time use the name "Douglas Pharmaceuticals" or “Douglas Manufacturing” or any trade marks or trade names owned by Douglas or its Affiliates or any trade marks or trade names similar thereto on or in connection with the Products or otherwise, except (a) as expressly permitted by this Agreement, (b) with the prior written consent of Douglas, or (c) as required to comply with Applicable Law or Regulatory Requirements (including, for example, if Douglas is required by Applicable Law or Regulatory Requirements to be identified as the manufacturer on Product packaging).

15.3
Indemnity:  Without limiting anything contained in clause 15.1 (Rights of Sol-Gel), Sol-Gel shall indemnify Douglas and its Affiliates and hold it and its Affiliates harmless from and against all liability, claims, loss, damage, costs and expenses (whether direct or indirect, and including all reasonable legal, accounting and other professional fees) awarded against, suffered or incurred by Douglas or its Affiliates arising out of or in connection with any claim that the Manufacture of the Products according to the Specifications or the sale or use of the Products infringes the Intellectual Property rights of any Third Party (“Third Party Claim”).

15.4
Indemnity Offered Regardless of Institution of Proceedings: The indemnity referred to in clause 15.3 (Indemnity) will be granted whether or not legal proceedings are instituted and, if such proceedings are instituted, irrespective of the means, manner or nature of any settlement, compromise or determination.

15.5	Third Party Claim: In relation to any Third Party Claim:

(a)	if either Party becomes aware of a Third Party Claim, it shall immediately inform the other Party;

(b)	Sol-Gel shall at its own cost and expense, conduct or settle all negotiations and litigation resulting from such claim; and

(c)
Douglas shall afford all reasonable assistance with such negotiations and litigation, provided that Sol-Gel shall reimburse Douglas for its staff costs and all other expenses incurred in providing such assistance.

15.6
Remedies:  If at any time Douglas is enjoined by a court of competent jurisdiction from Manufacturing, holding or selling any Products as a result of any Third Party Claim or if it is at any time established to Douglas’s satisfaction upon due investigation that the Manufacture of the Products infringes any Intellectual Property rights of any Third Party, Sol-Gel will at its discretion:

(a)	obtain on behalf of Douglas the right to continue manufacturing, holding or selling those Products which are the subject of a third party claim;

(b)
at Sol-Gel’s expense, modify the Specifications, Components or the Products, or any packaging of the Products, so that they become non-infringing (and make any consequent Modifications to this Agreement in accordance with clause 11 (Manufacturing Modifications) where so required), provided that any non-Material Component that is so modified shall thereafter be treated as a “Material” (as defined hereunder); or

(c)	if (a) and (b) are not reasonably available and solely with the prior written consent of the Customer, terminate this Agreement.

[***]

15.7
Generic Improvements:  Where Douglas, in the course of exercising its obligations under this Agreement, develops any manufacturing processes which are generic in nature and not related specifically to the Product, the Licensed Rights or the Quality Information, Douglas shall be the absolute owner of all Intellectual Property in and to such improvements and modifications, with ownership to arise as from the time of creation or discovery of such improvements or modifications (the “Generic Processes”). Douglas hereby grants the Customer a non-exclusive, perpetual, irrevocable, worldwide, transferable, royalty free license (with the rights to grant sublicenses) to use the Generic Processes for the purposes of developing, manufacturing, and commercializing the Product.  Douglas shall provide written documentation of the Generic Processes to the Customer upon request.

15.8
Further Assurances:  Except as specifically set forth herein, the Parties expressly acknowledge and agree that neither intends to convey any rights, licenses, assignments or grants to the other, by implication, estoppel or otherwise, as a result of this Agreement.  Nothing in this Agreement shall be construed as conveying any rights, license, assignments, or grants (implied or mandated by law, equity or otherwise) in any Party’s Intellectual Property rights, the Quality Information or the Licensed Rights, including any know-how, statutory or non-statutory rights, and in any other drug or pharmaceutical product besides the Product. The Parties shall execute and deliver such further documents and take such further actions as may be necessary or appropriate to effectuate more fully this Agreement and to carry out the business contemplated by this Agreement, including any Intellectual Property licenses or assignments, grants or powers-of-attorney, as may be commercially reasonable and required.

16.	Termination

16.1
Termination by the Customer or Douglas:  The Customer and Douglas may each, without prejudice to any of its other rights or remedies, terminate this Agreement immediately in whole (or, in the case of subsection (a), in part insofar as it applies to those Products affected) if:

(a)
another Party fails to comply with any of the material terms of this Agreement and does not remedy such breach (if the same is capable of remedy) within [***] of receipt of a written notice from the terminating Party requiring remedy;

(b)	another Party enters into any composition or arrangement with its creditors (except a voluntary solvent restructure);

(c)	a resolution is passed or an application is made for the liquidation of another Party;

(d)	a receiver or statutory or official manager is appointed over all or any of another Party’s assets; or

(e)	it has a right to do so pursuant to clause 18.3 (Termination for Continuing Force Majeure).

16.2
Termination by Sol-Gel:  Subject to the Customer’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned, Sol-Gel may, without prejudice to any of its other rights or remedies, terminate this Agreement immediately upon written notice to Douglas and the Customer if Douglas breaches its obligations under clauses 3.3 (Use of Licensed Rights and Quality Information), 15 (Intellectual Property Rights), or 21 (Confidentiality).

16.3
Termination for Regulatory Action or Claim of Infringement: The Customer may terminate its rights, obligations, and interests in and under this Agreement immediately upon written notice to Sol-Gel and Douglas, if (a) any Regulatory Authority takes any action, or makes a statement, the result of which is to prohibit, inhibit, or restrict the Manufacture, storage, importation, sale, offer for sale, or use of the Product, or that otherwise prohibits, inhibits, or restricts Douglas’s use of the Facility, or (b) any claim is made that the Manufacture, storage, importation, sale, offer for sale, or use of the Product, infringes any patent or other Intellectual Property or any other proprietary or protected right of any Third Party (“Patent Infringement Termination”). [***].

16.4
Termination for Expiration or Termination of License Agreement: Galderma’s rights, obligations, and interests in and under this Agreement shall immediately terminate upon the expiration or termination of that certain License Agreement, entered into by and between Sol-Gel and Galderma on or around the date of this Agreement (the “License Agreement”), in which case this Agreement shall remain in effect between Sol-Gel and Douglas and clause 16.5 (Effect of Termination as to Galderma) shall apply.

16.5
Effect of Termination as to Galderma: If this Agreement is terminated under clause 16.4 (Termination for Expiration or Termination of License Agreement), then Galderma’s rights, obligations, and interests in and under this Agreement shall immediately terminate upon the effective date of such termination, and all rights and obligations of the Customer hereunder shall immediately and automatically vest in Sol-Gel or its designated Affiliate or licensee.

16.6
Termination for Discontinuation: This Agreement shall automatically terminate if, as a result of the Customer exercising its right to discontinue a Product under clause 4.8 (Product Discontinuation), there are no other Products covered by this Agreement, and in such event clause 17 (Effect of Termination) shall apply.

17.	Effect of Termination

17.1	Consequences Arising: Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to any Party prior to such expiration or termination.

17.1.1	Upon expiration or termination of this Agreement:

(a)	Amounts Owing: No Party shall be released from liability for any of its payment obligations that have accrued under this Agreement as of the effective date of such expiration or termination;

(b)
Work in Process:  At the Customer’s election, Douglas shall either (i) complete any Product that is a work in process, which Product shall be subject to clause 17.1(c) (Product), or (ii) cease such work and transfer such work in process into storage containers, which work in process shall be subject to clause 17.1(d) (Inventory); it being understood that if the Customer fails to timely make such an election or if termination is by Douglas under clause 16.1 (Termination by the Customer or Douglas), clause (ii) above shall automatically apply;

(c)	Product: The Customer shall take delivery of and pay for, at the Price in effect at the time, all completed, undelivered Product that Douglas has produced pursuant to a Firm Order;

(d)
Inventory:  Except in the event of termination of this Agreement [***], the Customer shall purchase all Inventory [***] then in stock or that is later delivered by a Third Party vendor pursuant to purchases of Inventory in accordance with clause 7.1 (Reliance on Forecast) and shall reimburse Douglas for [***]. Notwithstanding the foregoing, in the event that this Agreement is terminated [***].

(e)	Returns: Douglas shall return to the Customer all Inventory paid for by the Customer pursuant to clause 17.1(d) (Inventory) above in accordance with applicable instructions for storage and handling;

(f)	Equipment: Douglas shall return to Sol-Gel all Equipment owned by Sol-Gel (as specified in Schedule 2);

(g)
Stability: At the Customer’s election, Douglas shall either (i) continue to perform any ongoing stability testing or (ii) ship the stability samples to the Customer, or any Third Party as the Customer informs in writing; it being understood that if the Customer fails to timely make such an election or if termination is by Douglas under clause 16.1 (Termination by the Customer or Douglas), clause (ii) (of this paragraph (g)) shall automatically apply;

(h)
Records:  Douglas shall deliver to the Customer any and all copies (whether in digital form or hard copy) of any information and records held by it relating to the Products, the Specifications, the Licensed Rights or the Quality Information provided to Douglas by the Customer, except that Douglas may retain one copy for its records solely for the purposes of complying with Applicable Law or Regulatory Requirement or demonstrating its compliance with this Agreement or the Technical Quality Agreement; and

(i)
Assistance: Douglas and Sol-Gel shall provide reasonable assistance and support necessary to transition the Manufacture and supply of Product to the Customer or a Third Party designated by the Customer, including the provision of reasonable services, information and instruction regarding such methods and production necessary to enable the Customer or such Third Party to perform the Manufacturing of the Product.

17.1.2
Any costs reasonably incurred by Douglas to comply with its obligations under clause 17.1.1, including shipping and related expenses, shall be borne by [***]. Any Services performed by Douglas as referred to in this clause that are Additional Services shall be charged at the rate set out in Schedule 1.

17.1.3	Any out-of-pocket costs reasonably incurred by Sol-Gel to comply with its obligations under clause 17.1(i) (Assistance), including shipping and related expenses, shall be borne by [***].

17.1.4
In lieu of taking possession of any of the materials described in this clause 17.1 (Consequences Arising), the Customer may direct Douglas to destroy such items, which Douglas shall cause to be done at [***].

17.2
Survival: The expiry or termination of this Agreement shall not operate so as to affect any of clauses 13 (Equipment), 14 (Insurance), 15 (Intellectual Property Rights), 16 (Termination), 17 (Effect of Termination), 19 (Liability and Indemnity), 21 (Confidentiality) or 22 (General) or any other provision of this Agreement which is intended to continue after such expiry or termination.

18.	Force Majeure

18.1
Force Majeure:  The performance by either Party of any obligation on its part to be performed hereunder (other than an obligation to pay money or issue credit hereunder) shall be excused if and to the extent that such Party is unable to perform any of its obligations under this Agreement due to: flood, strike, or other labour disturbance, riot, fire, earthquake, volcanic activity, natural occurrence of any kind, accident, act of God or of public enemy, war, embargo, injunction, epidemic, pandemic or restraint of government (whether or not now or threatened, including the unexpected loss of regulatory approval or import bans), or any cause preventing such performance, whether similar or dissimilar to the foregoing, that is beyond the reasonable control of the Party bound by such covenant or obligation (“Force Majeure Event”).

18.2
Endeavours to Cure: The Party affected by a Force Majeure Event referred to in clause 18.1 (Force Majeure) shall notify the other Parties of the Force Majeure Event in writing promptly following the commencement and conclusion of the Force Majeure Event and use all reasonable endeavours to eliminate, cure, or overcome any such causes and to resume performance of all of its obligations under this Agreement as soon as is reasonably practicable.

18.3
Termination for Continuing Force Majeure: During the Force Majeure Event, the Parties shall in good faith discuss how to proceed, but if the Force Majeure Event continues to prevent the affected Party from performing its material obligations for more than [***], then the unaffected Party may immediately terminate this Agreement by giving written notice to the Party that has been prevented from performing; [***].

19.	Liability and Indemnity

19.1
Indemnification by Douglas:  Douglas shall defend, indemnify and hold harmless Sol-Gel, the Customer, and their respective Affiliates, licensees, sublicensees, directors, officers, employees, and agents from and against any and all damages, losses, liabilities, expenses, and costs (including reasonable attorneys’ fees and expenses) (excluding consequential loss or damage) (“Losses”) they may suffer as a result of any Third Party claims, demands, suits, judgments or administrative or judicial orders (“Claims”) to the extent arising out of (i) the negligence or wilful misconduct of Douglas Indemnitees or Subcontractors; (ii) any breach by Douglas of this Agreement, the Technical Quality Agreement, or the representations, warranties or covenants hereunder or thereunder; or (iii) any failure by Douglas Indemnitees or Subcontractors to comply with any Specifications, Regulatory Requirements, or Applicable Laws, regulation or order (including cGMPs, environmental laws, regulations and orders); provided that Douglas shall have no obligation under this clause 19.1 (Indemnification by Douglas) to the extent such Losses arise out of or are a result of any of the matters:

19.1.1	in clauses 19.2.1(i) to (v); or

19.1.2	in clauses 19.3(i) to (iii).

19.2	Indemnity by Customer: Customer shall defend, indemnify and hold harmless:

19.2.1
Douglas, its Affiliates, directors, officers, employees and agents (“Douglas Indemnitees”) from and against any and all Losses they may suffer as a result of any Claims to the extent arising out of (i) any breach by the Customer of this Agreement, the Technical  Quality Agreement, or the representations, warranties or covenants hereunder or thereunder; (ii) the negligence or wilful misconduct of the Customer, its Affiliates, licensees, sublicensees, directors, officers, employees, agents (“Customer Indemnitees”); (iii) [***]; (iv) any sale, marketing, or distribution of the Product by the Customer in the Territory; or (v) any failure by Customer Indemnitees or distributors to comply with any Regulatory Requirements, or other Applicable Laws, regulations or orders (including environmental laws, regulations and orders), provided that Customer shall have no obligation under this clause 19.2.1 to the extent that such Losses arise out of or are a result of any of the matters in clauses 19.1(i) to (iii) (Indemnification by Douglas);

19.2.2
Sol-Gel and its Affiliates, directors, officers, employees and agents from and against any and all Losses they may suffer as a result of any Claims to the extent arising out of (i) the Customer’s breach of this Agreement, the Technical Quality Agreement, or the representations, warranties or covenants hereunder or thereunder; (ii) the negligence or willful misconduct of the Customer or its Affiliates, sublicensees or distributors; or (iii) any failure by the Customer to comply with any Applicable Laws, regulations or orders (including environmental laws, regulations and orders), provided that Customer shall have no obligation hereunder to the extent that such Losses circumstances due to which Douglas is obligated to indemnify in accordance with clause 19.1 (Indemnification by Douglas) or are a result of any acts or omissions of Sol-Gel or its Affiliates, including any such acts or omissions giving rise to circumstances due to which Sol-Gel is obligated to indemnify in accordance with clause 19.3 (Indemnity by Sol-Gel).

19.3
Indemnity by Sol-Gel:  Sol-Gel shall defend, indemnify and hold harmless the Douglas Indemnitees from and against any and all Losses they may suffer as a result of any Claims to the extent arising out of (i) Sol-Gel’s breach of this Agreement, or the representations, warranties or covenants provided by Sol-Gel hereunder; (ii) the negligence or wilful misconduct of the Sol-Gel (or its Affiliates); or (iii) any failure by the Sol-Gel to comply with any Applicable Laws. Sol-Gel shall also defend, indemnify, and hold harmless the Customer Indemnitees and Douglas Indemnitees from and against any and all Losses they may suffer as a result of any Claims to the extent arising out of any injury or other harm to a Third Party that is caused by Product that is manufactured in accordance with the Specifications. Provided that Sol-Gel shall have no obligation hereunder to the extent that such Losses are a result of circumstances due to which Douglas is obligated to indemnify in accordance with clause 19.1 (Indemnification by Douglas), or a result of circumstances due to which Customer is obligated to indemnify in accordance with clause 19.2 (Indemnification by Customer).

19.4	Mitigation: Each of the Parties must take reasonable steps to mitigate any claim for any Losses (including those for which the parties are indemnified under this clause 19.

19.5
Procedure: In the event that any claim is asserted against any Party hereto, or any Party hereto is made a Party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is subject to a claim for indemnification under this clause 19 (Liability and Indemnity), then such Party (an “Indemnified Party”) shall promptly give written notice to the other Party (the “Indemnifying Party”) of such claim, action or proceeding, provided that the failure to give such notice shall not excuse the Indemnifying Party from its indemnity obligations hereunder unless the Indemnifying Party is materially prejudiced by such failure.  The Indemnified Party shall cooperate fully with the Indemnifying Party throughout the pendency of the claim, lawsuit or liability, and the Indemnifying Party shall have complete  control over the conduct and disposition of the claim, lawsuit, or liability including the retention of legal counsel engaged to handle such matter provided, however, that, (a) the Indemnifying Party shall, without the written consent of the Indemnified Party, which shall not be unreasonably withheld, as part of any settlement (i) admit to liability on the part of the Indemnified Party; (ii) agree to an injunction against the Indemnified Party; or (iii) settle any matter in a manner that separately apportions fault to the Indemnified Party and (b) the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice, but as its own expense.  If the Indemnifying Party fails to assume the defence within a reasonable time, the Indemnified Party may assume such defence and the reasonable fees and expenses of its attorneys will be covered by the Indemnifying Party pursuant to the indemnity provisions provided for herein. An Indemnified Party shall be liable for any costs resulting from any settlement made by an Indemnifying Party without the prior consent of the Indemnified Party to such settlement, which consent shall not be unreasonably withheld or delayed.

19.6
Consequential Damages:  Except with respect to breaches of clause 21 (Confidentiality) or as otherwise expressly provided for in this Agreement, no Party shall be liable to another Party for any indirect or consequential loss or damages (whether in contract or in tort, including negligence), including loss or damages comprising, or resulting from, loss of business or loss of profit, however caused.

19.7
LIMITATION OF LIABILITY:  THE MAXIMUM AGGREGATE LIABILITY OF DOUGLAS TO CUSTOMER AND/OR SOL-GEL, EXCEPT WITH RESPECT TO [***], IN RESPECT OF CLAIMS UNDER OR IN CONNECTION WITH THIS AGREEMENT IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL BE LIMITED TO:

[***],

PROVIDED THAT THESE LIMITS DO NOT APPLY TO [***]

19.8
LIMITATION OF LIABILITY RELATING TO INDEMNITY: DOUGLAS’ MAXIMUM AGGREGATE LIABILITY UNDER ANY AND ALL CLAIMS OF WHATEVER NATURE ARISING UNDER OR IN CONNECTION WITH CLAUSE 19.1 (INDEMNIFICATION BY DOUGLAS) WILL NOT EXCEED [***].

20.	Compliance, Quality and Environmental

20.1
Technical Quality Agreement: Annexed to and forming part of this Agreement is a copy of the Technical Quality Agreement between Douglas and the Customer, pursuant to which various roles and responsibilities are designated as assigned to one or the other of the Parties.

20.2
Prevailing Terms: Nothing in this clause 20 (Compliance, Quality and Environmental) or the Technical Quality Agreement shall be read or construed as limiting, restricting or modifying the other provisions of this Agreement. In the event of any conflict or contradiction between the terms of the Technical Quality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail in relation to non-quality matters but the terms of the Technical Quality Agreement shall prevail in relation to any quality matters.

20.3	Compliance with Law and Permits:

20.3.1
Douglas shall perform its obligations under this Agreement and conduct its Manufacturing operations hereunder in a safe and prudent manner, including in order to ensure the quality, safety and efficacy of the product in compliance with the Specifications, all applicable Regulatory Requirements (including, but not limited to, GMPs and all Applicable Laws and regulations regarding occupational safety and health, public safety and health, environmental protection, and disposal of wastes), and in compliance with all applicable provisions of this Agreement, and the Technical Quality Agreement. Douglas shall obtain and maintain all necessary permits, licenses, authorizations, registrations, exemptions, and approvals for its activities contemplated by this Agreement at its sole cost.

20.3.2
Prior to receipt of Marketing Approval for the Products in the Territory, Sol-Gel shall have sole responsibility for communications with Regulatory Authorities relating to Marketing Approval for the Product to establish and maintain the Facility as an approved facility to Manufacture the Product.  Following receipt of Marketing Approval for the Products in the Territory, the Customer shall have such responsibility. Douglas agrees to cooperate with such efforts to the extent reasonably requested by Sol-Gel and the Customer, as applicable.

20.4
Environmental, Occupational Health and Safety: Within [***] of the Commencement Date, Douglas shall, at the Customer’s cost, undergo a SEDEX audit. Douglas shall report to the Customer as soon as possible after any of the following incidents related to the Manufacturing operations hereunder occurs:

20.4.1	any fatalities or prosecutions from Work Safe New Zealand;

20.4.2	property damage that may hinder or impact supply of Products;

20.4.3	any material observations from inspections by any environmental protection agency or Work Safe New Zealand; or

20.4.4	requests for information, notices of violations or other significant governmental and safety agency communications relating to environmental, occupational health and safety compliance.

DOUGLAS SHALL BE SOLELY RESPONSIBLE FOR COMPLIANCE WITH APPLICABLE LAWS IN RELATION TO ENVIRONMENTAL, OCCUPATIONAL HEALTH AND SAFETY MATTERS PERTAINING TO MANUFACTURING OPERATIONS PERFORMED HEREUNDER INCLUDING FOR DISPOSAL OF HAZARDOUS WASTE AND RESIDUES.

21.	Confidentiality

21.1
Confidentiality:  During the Term, each Party may discover, receive, or otherwise acquire, whether directly or indirectly, Confidential Information of the other Party or its Affiliates.  Each Party shall treat as confidential, and not use or disclose to any person or Third Party, Confidential Information of the other Party or its Affiliates except as set forth herein.

21.2
Non-Disclosure of Confidential Information:  The receiving Party shall (i) use the Confidential Information of the other Party or its Affiliates solely for purposes of this Agreement; and (ii) shall disclose Confidential Information of the other Party or its Affiliates only to those Persons and Third Parties who are required to know this information in order to perform such Party’s obligations under this Agreement, and provided that such Persons and Third Parties are subject to confidentiality undertakings at least as stringent as those contained in this Agreement.  Prior to disclosure of Confidential Information to a Person or Third Party as may be permitted under subpart (ii) hereof, the receiving Party shall obtain from any such Person or Third Party a legally enforceable written agreement not to disclose the other Party’s Confidential Information or use such Confidential Information for any purposes other than those contemplated by this Agreement. Each such confidentiality agreement shall be at least as protective of the disclosing Party’s rights as the terms and conditions of this clause 21 (Confidentiality).  Each Party shall take all commercially reasonable actions to protect the other Party’s or its Affiliates’ Confidential Information from disclosure or misappropriation (but in no event shall such Party use less than the degree of care is uses to protect its own Confidential Information).  Upon request, each Party shall provide to the other evidence of any confidentiality agreement required under this paragraph.

21.3
Non-Disclosure of Agreement:  Each Party shall be permitted to disclose the terms and conditions of this Agreement [***] under written confidentiality agreements at least as protective of the disclosing Party’s rights as the terms and conditions of this clause 21 (Confidentiality).

21.4
Exceptions:  The confidentiality obligations of the receiving Party under this clause 21 (Confidentiality) shall not apply solely to the extent that any information is required to be publicly disclosed pursuant to a governmental or judicial requirement or other requirement of law, but only after notifying the Party owning such Confidential Information of such requirement and, if requested by the owning Party, using reasonable efforts to minimise such disclosure and to obtain confidential treatment for all or relevant portions of the Confidential Information to be disclosed.

21.5
Injunctive Relief; Specific Performance:  The Parties hereto acknowledge and agree that a breach of this clause 21 (Confidentiality) could give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each Party shall be entitled to seek preliminary or injunctive relief and to enforce the terms of this clause 21 (Confidentiality) by a decree of specific performance.

22.	General

22.1
Notices:  Every notice or other communication for the purposes of this Agreement shall be in writing and may be given by delivery to the physical address of the relevant Party or sending it by email to the email address of the relevant Party, set out at the front of this Agreement, or such other address or email address as one Party may have notified in writing to the other Party. A notice given by email, is not deemed received unless (if receipt is disputed) the Party giving notice produces a printed copy of the email which evidences that the email was sent to the email address of the Party given notice.

22.2	Dispute Resolution:

22.2.1
In the event of any controversy, dispute or difference arising out of this Agreement (“Dispute”), except as otherwise set forth in this Agreement, the Parties agree to submit any such Dispute to settlement proceedings under the Mediation Rules of the International Chamber of Commerce (“ICC”). If the Dispute has not been settled pursuant to the Mediation Rules within [***] days following the filing of a request for Mediation or within such other period as the Parties may agree in writing, such Dispute shall be finally settled under the Rules of Arbitration of the ICC (the “ICC Rules”) by one or more arbitrators appointed in accordance with such ICC Rules. The place for arbitration shall be New York City (assuming it is then reasonably feasible for both Parties to participate in New York in light of any applicable travel-related restrictions or, if not, then by video conference as mutually agreed or as consistent with applicable ICC procedures), and proceedings shall be conducted in the English language. The award shall be final and binding on both Parties, and the Parties hereby waive the right of appeal to any court for amendment or modification of the arbitrators’ award.

22.2.2
Notwithstanding anything to the contrary in this Agreement, each Party, at its option, may obtain in any court of competent jurisdiction any injunctive relief, including preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause such Party irreparable harm.

22.2.3
Before either Party initiates any mediation or arbitration proceeding under clause 22.2.2 (Dispute Resolution), the Dispute will first be referred to the chief operations officers or other appropriate officers of the Parties. Such officers shall take all reasonable steps to attempt to resolve the matter within [***] of the date of referral.

22.3
Counterparts:  This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one and the same agreement.  This Agreement will be effective upon the exchange (including electronic exchange of scanned copies) of executed signature pages.  Each Party consents to this Agreement (including any counterpart of it) being signed and delivered in electronic form in accordance with the Contract and Commercial Law Act 2017.

22.4
Governing Law:  This Agreement is governed by the laws of New York and the Parties submit to the non-exclusive jurisdiction of the courts of New York. Each Party agrees that it will not object to the choice of New York law or arbitration in New York City in any proceeding to adjudicate a dispute under this Agreement.

22.5	Waiver: No delay, failure or forbearance by a Party in enforcing against the other any provision of this Agreement will be a waiver, or in any way prejudice any right, of that Party.

22.6
Severance: If any provision of this Agreement is or becomes unenforceable, illegal or invalid for any reason it shall be deemed to be severed from this agreement without affecting the validity of the remainder of this Agreement and shall not affect the enforceability, legality, validity or application of any other provision of this Agreement.

22.7
No Assignment: This Agreement is not assignable by any Party without obtaining the prior written consent of the other Parties, such consent not to be unreasonably withheld; provided, however, that Sol-Gel and the Customer may assign or delegate its rights or duties to any Affiliate or in connection with any merger, change of control, or transfer or sale (including by means of exclusive license) of all or substantially all of the assets to which this Agreement relates or other similar transaction. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefits of, the Parties hereto and their respective permitted successors and assigns. In the event of an assignment of this Agreement by Sol-Gel due to merger, change of control, or transfer or sale (including by means of exclusive license) of all or substantially all of the assets to which this Agreement relates or other similar transaction, [***]

22.8
International Sale of Goods:  The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to the supply of any Products pursuant to this Agreement.

22.9
Relationship of the Parties:  Douglas's relationship with Sol-Gel and the Customer during the Term shall be that of an independent contractor.  None of the Parties has the power to assume or create any obligation on behalf of the other Parties except as expressly provided in this Agreement.  Sol-Gel, Douglas, and the Customer are not partners or joint venturers.  No Party shall be responsible for the compensation, payroll-related taxes, workers’ compensation, accident or health insurance or other benefits of employees of the other Parties. All contracts and other obligations undertaken by a Party shall be undertaken by such Party on its own behalf and shall not involve any financial or other responsibility on the part of the other Parties.

22.10
Cumulative Remedies.  Except as otherwise expressly provided herein, the remedies accorded the Parties under this Agreement are cumulative and in addition to those provided by law, in equity or elsewhere in this Agreement.

SCHEDULE 1 – PRODUCT LIST, BATCH SIZES, PRICING, LEAD TIME AND ADDITIONAL SERVICES

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 SCHEDULE 2 – EQUIPMENT

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SCHEDULE 3 – MATERIALS

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SCHEDULE 4 – TABLE OF FINANCIAL RESPONSIBILITIES 1

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1 This table is provided for convenience purposes only and is not intended to revise or add to any of the obligations set forth in Supply Agreement.

SCHEDULE 5 – PRELIMINARY SPECIFICATIONS

ANNEXURE 1 – TECHNICAL QUALITY AGREEMENT